Exhibit 10.3
LIMITED LIABILITY
COMPANY AGREEMENT
OF
MERIDIAN SPEEDWAY, LLC
BY AND BETWEEN
THE ALABAMA GREAT SOUTHERN RAILROAD COMPANY
AND
KANSAS CITY SOUTHERN
AS OF
MAY 1, 2006

i

ii

iii

LIMITED LIABILITY COMPANY AGREEMENT
OF
MERIDIAN SPEEDWAY, LLC
          This Limited Liability Company Agreement (this “Agreement”) of Meridian Speedway, LLC, a Delaware limited liability company (the “Company”), is entered into pursuant to and in accordance with the Delaware Limited Liability Company Act (the “Act”) and shall be effective as of May 1, 2006, by and between The Alabama Great Southern Railroad Company, an Alabama corporation and a wholly-owned subsidiary of NSR (as defined herein) (such corporation or any Permitted Transferee thereof, the “NS Member”), and Kansas City Southern, a Delaware corporation (“KCS” and, together with any Permitted Transferee thereof, the “KCS Member”), as the Members pursuant to the provisions of the Act.
          WHEREAS, KCS, The Kansas City Southern Railway Company, a Missouri corporation and a wholly-owned subsidiary of KCS (“KCSR”), the NS Member and Norfolk Southern Corporation, a Virginia corporation and the ultimate parent of the NS Member (the “NS Parent”) have entered into a Transaction Agreement, dated as of December 1, 2005, as amended to date (the “Transaction Agreement”), which provides, among other things, for the KCS Member to contribute the railroad line between Meridian, Mississippi and Shreveport, Louisiana (the “Line”) and certain other related assets (together with the Line, the “Assets”), in each case described in Schedule 1.1 to the Transaction Agreement, to the Company and for the NS Parent to cause the NS Member to make capital contributions to the Company as determined in accordance with Schedule 2.1(a) to the Transaction Agreement, in each case, in accordance with the provisions thereof;
          WHEREAS, by executing this Agreement and the related Certificate of Formation and filing the Certificate of Formation with the Secretary of State of the State of Delaware, the parties hereto are hereby and thereby forming the Company; and
          WHEREAS, the parties hereto desire to enter into this Agreement to set forth their rights and obligations as members of the Company.
          NOW, THEREFORE, in consideration of the foregoing facts and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
DEFINITIONS
          Capitalized words and phrases used in this Agreement have the following meanings:
          “AAA” means the American Arbitration Association.
          “Acceptance Agreement” shall have the meaning set forth in Section 10.2(d).
          “Acceptance Period” shall have the meaning set forth in Section 10.2(c).

          “Accumulated Preference” means, with respect to a Member with a Preferred Return, such Member’s Preferred Return Amount accrued in the aggregate.
          “Act” shall have the meaning set forth in the preamble.
          “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
          (a) Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and
          (b) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.
          The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
          “Affiliate” means, with respect to any specified Person, (i) any other Person who, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person, (ii) any other Person who is a director, officer, manager, member, partner or trustee of the specified Person or a Person described in clause (i) of this definition or any spouse of the specified Person or any such other Person, (iii) any relative of the specified Person or any other Person described in clause (ii) of this definition, or (iv) any Person of which the specified Person and/or any one or more of the Persons specified in clause (i), (ii) or (iii) of this definition, individually or in the aggregate, beneficially own 10% or more of any class of Voting Securities.
          “Agreement” shall have the meaning set forth in the Preamble. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.
          “Assets” shall have the meaning set forth in the Preamble.
          “Auditors” means the independent registered public accounting firm from time to time engaged by the Company to audit its financial statements and results of operations. The Auditors shall initially be KPMG, until changed either (i) by mutual agreement of the parties or (ii) upon receipt by the Company of a written request of the NS Member for the replacement of the initial Auditors. Successor Auditors shall be appointed by the Management Committee in accordance with Section 5.6.
          “Bankruptcy” means, with respect to any Person, a Voluntary Bankruptcy or an Involuntary Bankruptcy (as each such term is defined herein).
          “Budget” shall have the meaning set forth in Section 5.7(a).

          “Business” means the business conducted by the Company, including owning, managing and maintaining the Assets, and making certain capital improvements to the same, and performing certain haulage and other freight railroad transportation services, generally as a private carrier.
          “business condition” of any Person means the financial condition, results of operations, business or properties of such Person.
          “Business Day” means a day of the year on which banks are not required or authorized to close in New York City.
          “Business Plan” shall have the meaning set forth in Section 5.7(a).
          "Capacity Improvement Project” means a construction project effectuated as described in Section 5.12.
          “Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:
          (a) To each Member’s Capital Account there shall be credited (1) such Member’s Capital Contributions, (2) such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 and (3) the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).
          (b) To each Member’s Capital Account there shall be debited (1) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (2) such Member’s distributive share of Losses and any items in the nature of expenses, deductions or losses which are specially allocated pursuant to Section 3.3 and (3) the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such Member to the Company.
          (c) In the event a Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest.
          (d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
          The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-

1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members), are computed in order to comply with such Regulations, the Management Committee may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 11 upon the dissolution of the Company. The Management Committee also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).
          “Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to the Membership Interest in the Company held or purchased by such Member.
          “Capital Improvement Agreement” means any agreement entered into between the Company and the KCS Member whereby the KCS Member or its subsidiaries will effect the Capital Projects on behalf of the Company.
          “Capital Project Process” shall have the meaning set forth in Section 5.3(b).
          “Capital Project” means those capital expenditures relating to the Line as set forth in the Budgets (including any Rollover Budgets) approved in accordance with this Agreement or Business Plan.
          “Capital Recovery Book Items” means (i) Depreciation attributable to the Assets and attributable to the first $260,000,000 of Capital Projects to the extent such $260,000,000 is not allowed as a deductible expense for federal income-tax purposes, and (ii) expenses attributable to the first $260,000,000 of Capital Projects allowed as a deductible expense for federal income-tax purposes. Notwithstanding the foregoing, the $260,000,000 amount shall be adjusted downward for any Pre-Closing Capital Expenditures for which the KCS Member is reimbursed by the Company pursuant to Section 2.5(b) and for which the KCS Member, not the Company, is allowed to claim a deduction on its federal income tax return(s).
          “Capital Recovery Tax Deductions” means expenses, depreciation, amortization, and other cost recovery deductions attributable solely to Capital Projects and Assets that are allowed as a deduction for federal income-tax purposes.
          “Certificate of Formation” means the Certificate of Formation filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Company, as originally executed and amended, modified, supplemented or restated from time to time, as the context requires.
          “Claims” shall have the meaning set forth in Section 5.9(a).

          “Closing Date” shall be the date the initial Capital Contributions are made under Section 2.1(a).
          “CN Jackson Trackage Rights” means the trackage rights granted with respect to the approximately four-tenths of a mile section of track in Jackson, Mississippi pursuant to the trackage rights agreement between Midsouth Rail Corporation and Illinois Central Gulf Railroad Company, dated March 26, 1986, as supplemented and amended through the date of the Transaction Agreement.
          “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
          “Committee Representative” at any time means each of the individuals then appointed by the Members to and serving as a member of the Management Committee, or their alternates, as provided in Section 5.
          “Company” means the limited liability company formed pursuant to this Agreement and the Certificate of Formation and the limited liability company continuing the business of this Company in the event of dissolution of the Company as herein provided.
          “Company Minimum Gain” has the same meaning as the term, “partnership minimum gain,” in Regulations Section 1.704-2(b)(2) and 1.704-2(d).
          “Dallas Intermodal Terminal Traffic” means all domestic intermodal containers or trailers with an origin and destination in the United States, with a lift or drop at the KCS Member’s Dallas Intermodal Terminal, that moves over the Line and over KCSR’s tracks between Shreveport and the KCS Member’s Dallas Intermodal Terminal, and that originates or terminates at or east of Meridian, and that originates or terminates at or west of the Dallas / Ft. Worth, TX. Standard Metropolitan Statistical Area (SMSA) as published by the Office of Management and Budget (OMB).
          “Dallas Terminal Marketing Agreement” means the Marketing Agreement, dated the date hereof, by and among KCSR and NSR.
          “Damages” shall have the meaning set forth in Section 10.2(b).
          “Default Sale Notice” shall have the meaning set forth in Section 10.2(c).
          “Delaware Courts” shall have the meaning set forth in Section 12.13.
          “Deemed Distribution Amount” shall have the meaning set forth in Section 4.7.
          “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax deprecation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.
          “Dispute” shall have the meaning set forth in Section 12.14.
          “Dissolution Event” shall have the meaning set forth in Section 11.1.
          “Exchange Act” means the Securities Exchange Act of 1934.
          “Excess Proceeds” shall have the meaning given to that term in the Transaction Agreement.
          “Fair Value” means the fair market value as determined by unanimous mutual agreement reached by the Members, or in the event the Members are unable to agree, as determined by an independent investment banking firm or firms or, in the case of any asset or other item not customarily valued by an investment banking firm, a qualified independent appraiser of the type customarily engaged in the valuation thereof (a “Qualified Appraiser”), in accordance with the following procedure. In the case of any event which gives rise to a requirement to determine “Fair Value” hereunder, the Management Committee shall be responsible for initiating the process by which Fair Value shall be determined as promptly as practicable, but in any event within twenty (20) days following such event and if the procedures contemplated herein in connection with determining Fair Value have not been complied with fully, then any such determination of Fair Value for any purpose hereunder shall be deemed to be preliminary and subject to adjustment pending full compliance with such procedures. Upon the occurrence of an event requiring the determination of Fair Value, the Management Committee shall give each Member notice of such event, and the Members shall engage in direct good faith discussions to arrive at a mutually agreeable determination of Fair Value. In the event the Members are unable to arrive at a mutually agreeable determination within thirty (30) days of the notice, an independent investment banking firm of national standing or Qualified Appraiser of national standing, as the case may be, selected by unanimous agreement of the Members shall make such determination and render such opinion. The determination so made shall be conclusive and binding on the Members. The fees and expenses of the investment banking firm or Qualified Appraiser retained for such purpose shall be paid by the Company.
          “Fiscal Quarter” means any of the following:
          (a) the period commencing on the date hereof and ending on the earliest to follow the Closing Date of March 31, June 30 and September 30 of the year in which the Closing Date occurs,
          (b) any subsequent three (3) month period commencing on each of January 1, April 1, July 1 and October 1 and ending on the last date before the next such date, and
          (c) the period commencing on the immediately preceding January 1, April 1, July 1, or October 1, as the case may be, and ending on the date on which all Property is distributed to the Members pursuant to Section 11.

          “Fiscal Year” means any of the following:
          (a) the period commencing on the date hereof and ending on December 31 of the year in which the Closing Date occurs,
          (b) any subsequent twelve (12) month period commencing on January 1, and
          (c) the period commencing on the immediately preceding January 1, and ending on the date on which all Property is distributed to the Members pursuant to Section 11.
          “Freight Rail Common Carrier” shall mean KCSR, NSR, or such other freight rail common carrier that the Company, in accordance with the Agreement, admits to the entirety or any portion of the Line by way of haulage or trackage rights.
          “GAAP” means generally accepted accounting principles as in effect in the United States of America, consistently applied.
          “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
          (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of contribution as determined by the Management Committee.
          (b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Management Committee as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Management Committee reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company.
          (c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Management Committee.
          (d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted tax basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)-(2)(iv)(m) and subparagraph (f) of the definition of “Profits” and “Losses”; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (c) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

          If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b) or (c), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.
          “Indemnified Parties” shall have the meaning set forth in Section 10.2(f).
          “Indemnified Persons” shall have the meaning set forth in Section 5.9.
          “Indentures” means, collectively, the Indenture, dated as of September 27, 2000, among KCSR, KCS, certain subsidiaries of KCS and The Bank of New York, as trustee, governing the terms of KCS’ 9 1/2% Senior Notes due 2008 and the Indenture, dated as of June 12, 2002, among KCSR, KCS, certain subsidiaries of KCS and U.S. Bank National Association, as trustee, governing the terms of KCS’ 7 1/2% Senior Notes due 2009, as they may be amended from time to time.
          “Investment Policies” shall have the meaning set forth in Section 5.7(b).
          “Involuntary Bankruptcy” means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or without the consent or acquiescence of such Person, the entering of any order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the Property of such Person which order shall not be dismissed within ninety (90) days.
          “Issuance Items” shall have the meaning set forth in Section 3.3(j).
          “Items” shall have the meaning set forth in Section 3.4.
          “Jackson Assignment Agreement” means the Jackson Assignment Agreement, dated the date hereof, by and between KCSR and the Company.
          “Jackson Flyover” shall have the meaning set forth in the Transaction Agreement.
          “JV Transaction Agreements” means, collectively, (i) the Transaction Agreement, (ii) the Operating Agreement, (iii) the NSR Joint Use Agreement, (iv) the Western Haulage Agreement (v) the KCSR Joint Use Agreement, (vi) the KCSR Master Interchange Agreement, (vii) the Unified Assignment and Assumption Agreement, (viii) the Omnibus Bill of Sale, (ix) the Unified Liability Agreement, (x) the Dallas Terminal Marketing Agreement, (xi) one or more Notes, (xii) the Jackson Assignment Agreement, (xiii) the Vicksburg Assignment Agreement, (xiv) the Access Agreement, (xv) the NSR-KCSR Haulage Agreement, (xvi) one or more Tower Licenses and (xvii) the Master Locomotive Agreement.
          “KCS” shall have the meaning set forth in the Preamble.

          “KCS Member” shall have the meaning set forth in the Preamble.
          “KCSR” shall have the meaning set forth in the Preamble.
          “KCSR Joint Use Agreement” shall mean the The Kansas City Southern Railway Company — Meridian Speedway, LLC Joint Use Agreement, dated as of the date hereof, by and among NSR, KCSR and the Company.
          “KCSR Master Interchange Agreement” means the Master Interchange Agreement, dated the date hereof, by and between KCSR and the Company.
          “Line” shall have the meaning set forth in the Preamble.
          “Line Option Call Agreement” shall have the meaning set forth in Section 9.8(b).
          “Line Option Call Closing” shall have the meaning set forth in Section 9.8(b).
          “Line Option Call Closing Date” shall have the meaning set forth in Section 9.8(b).
          “Line Option Call Right” shall have the meaning set forth in Section 9.8.
          “Liquidation Period” shall have the meaning set forth in Section 11.7.
          “Liquidator” shall have the meaning set forth in Section 11.9(a).
          “Local Train Starts” shall have the meaning set forth in Section 5.12(a).
          “Losses” shall have the meaning set forth in the definition of “Profits.”
          “Major Decisions” means taking any of the following actions, notwithstanding any other provisions of the Transaction Agreement or this Agreement:
     (i) Repealing, modifying or amending this Agreement or any of the JV Transaction Agreements to which the Company is a party, or waiving compliance with any provision of this Agreement or any of the JV Transaction Agreements to which the Company is a party;
     (ii) Repealing, modifying or amending the Investment Policies;
     (iii) Entering into any agreement with respect to or consummating any (A) acquisition, divestiture, spin-off, merger, consolidation, business combination or similar transaction involving equity interests or assets of the Company, (B) sale, transfer, lease, sublease, license or other disposition of any property or asset to a third party other than in the ordinary course of business, or (C) formation of, investment of the funds or assets of the Company in or other participation in any joint venture or partnership; provided, that, prior to the Maturity Date, the foregoing shall not apply to any Permitted Asset Transfer;

     (iv) Entering into any transactions with any Member or any Affiliate of any Member (including any Capital Improvement Agreements), other than the distributions contemplated in Section 2.5(b) or Section 4 or pursuant to the JV Transaction Agreements; provided, that, prior to the Maturity Date, the foregoing shall not apply to any Permitted Asset Transfer or any Permitted Indebtedness;
     (v) Approving the Budget or the Business Plan or any changes in, amendments to or deviations from, the Budget (including any Rollover Budget) or the Business Plan; provided, however, that no Committee Representative designated by the NS Member shall unreasonably withhold such Committee Representative’s approval of any changes in, amendments to or deviations from, the Budget (including any Rollover Budget) or the Business Plan proposed by the KCS Member in respect of any agreed Capital Project in light of then-current business conditions and traffic patterns relating to the Line and in the event the Management Committee cannot agree on (A) a Capital Project, the Management Committee shall accept the recommendation of the Capital Project Committee, made in accordance with the Capital Project Process, with respect to such Capital Project or (B) the Budget, the prior year’s budget shall roll forward as provided in Section 5.7(a);
     (vi) Appointing, setting the rate of compensation of, approving bonuses for, or terminating any employees or Officers of the Company, if any;
     (vii) Approving any change in the number of members of the Management Committee;
     (viii) After the Maturity Date, declaring, making or paying any dividend or any other distribution (whether in cash, securities or other property) on any equity interests of the Company, other than the distributions contemplated in Section 4;
     (ix) Incurring any indebtedness, guarantee or lien or making any loans (including any Notes), advances or capital contributions to, or investments in, any Person, except (A) as provided in the Budget or Rollover Budget and (B) purchase money financing of assets used in the conduct of the business of the Company; provided, that, prior to the Maturity Date, the foregoing shall not apply to any Permitted Indebtedness;
     (x) Creating any employee equity option, structured equity, employee stock option plan or other similar plan, making any grants under any such plan or materially modifying any employee benefit plan;
     (xi) Requiring any Capital Contribution beyond those contributions specified in this Agreement, the JV Transaction Agreements and any Budget (including any Rollover Budget) adopted pursuant to the terms of this Agreement;
     (xii) Initiating or consenting to the filing of any petition to place the Company in insolvency, bankruptcy or similar proceedings;

     (xiii) Admitting new Members to the Company (other than to effect a Permitted Transfer);
     (xiv) Approving any changes in the Percentage Interests of the Members other than to effect a Permitted Transfer, to approve the redemption of the Preferred Return or as contemplated by Section 2.3(a);
     (xv) Commencing, settling or disposing of any litigation against the Company or any of its assets or properties, except any settlement or disposition not exceeding $250,000;
     (xvi) Entering into any agreement, license, program or arrangement pursuant to which the Company is obligated to make or receive payments or forgive debt, or amending, terminating or failing to renew any such contract other than those specified in the Budget (including any Rollover Budget);
     (xvii) Approving the formation and composition of any committees of the Management Committee and the formation and composition of the boards or equivalent governing bodies of any subsidiary of the Company;
     (xviii) Making any material change in the Company’s accounting practices or policies (other than as required by GAAP) or any change in the Auditors;
     (xix) Taking any of the actions set forth in clauses (i) through (xviii) above with respect to any entity of which the Company owns, directly or indirectly, securities or other ownership interests having the power to elect a majority of the board of directors or other persons performing similar functions, or otherwise having the power to direct, manage or control the conduct of business of such entity or otherwise owning at least ten percent (10%) of the outstanding ownership interests of such entity;
     (xx) Making operating expenses or capital expenditures beyond those contained in the Budget (including any Rollover Budget);
     (xxi) Entering into an agreement, program or other arrangement pursuant to which the Company grants or provides to any Person any operating, haulage, trackage or any other rights (A) to move NS Traffic or Dallas Intermodal Terminal Traffic or (B) that allow a third party access over the Line, other than rights pursuant to agreements that meet the standards set forth in Exhibit A attached hereto;
     (xxii) Accepting an active common carrier obligation or moving rail traffic in its own name and on its own behalf; or
     (xxiii) Permitting any Freight Rail Common Carrier to perform haulage for any rail carrier, whether such Freight Rail Common Carrier is operating over the Line in haulage or on trackage rights.

          “Management Committee” shall have the meaning set forth in Section 5.2(a).
          “Master Locomotive Agreement” shall mean the Master Locomotive Agreement, dated as of the date hereof, by and among NSR, KCSR and the Company.
          “Maturity Date” means the earlier to occur of (i) the retirement of the KCS Member’s 9 1/2% Senior Notes due 2009 and (ii) the date on which Section 4.05 (or any equivalent provision of the Indentures) of both of the Indentures is no longer applicable to the Company.
          “Members” means the Persons (i) who are referred to as such in the opening paragraph of this Agreement or who have become a new or substituted Member by acquisition of a Membership Interest pursuant to the terms of this Agreement and (ii) who have not ceased to be a Member.
          “Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.
          “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.
          “Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.
          “Membership Interest” means an ownership interest in the Company or any portion of or interest in such interest, including any and all benefits to which the holder of such interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.
          “Net Cash Flow” means for any period the gross cash proceeds of the Company for such period (excluding Capital Contributions) less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Management Committee. “Net Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.
          “New Overhead Train Starts” shall have the meaning set forth in Section 5.12(a).
          “Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(b)(1) of the Regulations.
          “Nonrecourse Liability” shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.
          “Non-Sponsoring Member” shall have the meaning set forth in Section 5.12(d).

          “Note” means any note evidencing indebtedness of the KCS Member or the NS Member to the Company entered into in accordance with Section 4 of the Transaction Agreement.
          “Notice” shall have the meaning set forth in Section 12.14.
          “NS Member” shall have the meaning set forth in the Preamble.
          “NS Parent” shall have the meaning set forth in the Preamble.
          “NS Traffic” means all intermodal traffic moving on the Line that (a) originates or terminates in the United States at or east of Meridian, Mississippi and enters or exits the Line at Meridian, Mississippi, (b) originates or terminates in the United States west of Fort Worth, Texas (including intermodal traffic originating by steamship line at a port along the west coast of the United States) and enters or exits the Line at Shreveport, Louisiana and (c) does not consist of traffic originating or terminating at any station on the KCSR system (including any station where KCSR or the Texas Mexican Railway Company have trackage rights or access via reciprocal switch), as it exists on the date of the Transaction Agreement.
          “NSR” means Norfolk Southern Railway Company, a Virginia corporation and an operating subsidiary of the NS Parent.
          “NSR Joint Use Agreement” shall mean the Norfolk Southern Railway Company — Meridian Speedway, LLC Joint Use Agreement, dated as of the date hereof, by and between NSR, KCSR and the Company.
          “NSR-KCSR Haulage Agreement” shall mean the Haulage Agreement, dated as of the date hereof, by and between NSR and KCSR.
          “Officers” means Persons designated as officers of the Company by the Management Committee for so long as any such Person remains an Officer in accordance with the terms of this Agreement.
          “Operating Agreement” shall mean the Operating Agreement, dated as of the date hereof, by and between KCSR and the Company.
          “Omnibus Bill of Sale” means the Bill of Sale, dated the date hereof, by KCS and KCSR to the Company.
          “Percentage Interest” means, with respect to any Member as of any date, the Percentage Interest opposite the name of each Member set forth on Exhibit C to this Agreement, which shall be maintained by the Company and updated from time to time as appropriate after the date hereof, including on the contribution by the NS Member of the amount described in Section 2.1(b) of the Transaction Agreement.
          “Permitted Asset Transfer” means any non-cash transfer of the property or assets of the Company to the KCS Member or any Restricted Subsidiary (as such term is defined in the Indentures) thereof.

          “Permitted Indebtedness” means any loans or advances by the Company to the KCS Member or any Restricted Subsidiary (as such term is defined in the Indentures) thereof.
          “Permitted Transfer” shall have the meaning set forth in Section 9.2.
          “Permitted Transferees” means a transferee pursuant to a Permitted Transfer.
          “Person” means an individual or a partnership, corporation, trust, association, limited liability company or other entity.
          “Pre-Closing Capital Expenditures” means those expenditures for Proposed Capital Projects listed in Exhibit D and made by the KCS Member prior to the Closing Date in accordance with Section 2.5(b).
          “Preferred Return” means, with respect to the initial Capital Contribution made by the KCS Member, a preferential interest in the Company granted to such Member commencing on the date of this Agreement, having an initial agreed value equal to the amount of Excess Proceeds and entitling such member to certain rights as provided under the Agreement. The initial agreed value and commencement date of any other Preferred Return granted to a Member shall be as unanimously agreed by the Members at or prior to the time such Member shall make a Capital Contribution in exchange for such Preferred Return. A Member’s Preferred Return shall be considered outstanding so long as such Member’s Preferred Return Amount is greater than zero.
          “Preferred Return Amount” means, with respect to the Preferred Return in connection with the Initial Capital Contribution made by the KCS Member, an amount computed at an interest rate equal to the sum of the 10-year U.S. Treasury Bond rate plus 50 basis points, compounded annually, and determined as of the date of the initial Capital Contribution made by the KCS Member (in all other cases determined as of the date the Company grants a Preferred Return to a Member) multiplied by the Preferred Return.
          “Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
          (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;
          (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;
          (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;
          (d) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;
          (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;
          (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustments shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits and Losses; and
          (g) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 3.3 shall not be taken into account in computing Profits or Losses.
          The amounts of the items of Company income, gain, loss, deduction or credit available to be specially allocated pursuant to Section 3.3 shall be determined by applying the rules analogous to those set forth in subparagraphs (a) through (g) above.
          “Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.
          “Proposed Capital Projects” means those capital expenditures anticipated to be constructed over the four (4) year period commencing on the date hereof, as identified more specifically in Exhibit B.
          “Regulations” means the Treasury Regulations, including temporary and proposed Regulations, promulgated under the Code, as such regulations are amended from time to time.
          “Review Information” shall have the meaning set forth in Section 7.2(c)(i).
          “Review Period” shall have the meaning set forth in Section 7.2(c)(i).
          “Rollover Budget” shall have the meaning set forth in Section 5.7(a).

          “Rules” shall have the meaning set forth in Section 12.14.
          “Securities Act” means the Securities Act of 1933.
          “Sponsoring Member” shall have the meaning set forth in Section 5.12(a).
          “Tax Matters Partner” shall have the meaning set forth in Section 7.3(d).
          “Tower License Agreement” shall mean a Tower License Agreement substantially in the form attached as Exhibit U to the Transaction Agreement.
          “Transaction Agreement” shall have the meaning set forth in the preamble.
          “Transfer” means, as a noun, any voluntary or involuntary transfer, distribution, sale, pledge, assignment or hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, assign or hypothecate or otherwise dispose of.
          “Unified Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, dated the date hereof, by and between KCS, KCSR and the Company.
          “Unified Liability Agreement” means the Unified Liability Agreement, dated the date hereof, by and among NSR, KCSR and the Company.
          “Vicksburg Assignment Agreement” means the Vicksburg Assignment Agreement, dated the date hereof, by and between KCSR and the Company.
          “Voluntary Bankruptcy” means, with respect to any Person, any of the following:
          (a) the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors.
          (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankruptcy or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its Property, or
          (c) corporate action taken by such Person to authorize any of the actions set forth above.
          “Voting Securities” shall mean any securities of any Person which vote generally in the election of directors.

          “Western Haulage Agreement” means the Western Haulage Agreement, dated as of the date hereof, by and between NSR and KCSR.
          “Wholly-Owned Affiliate” of any Person means an Affiliate of such Person:
          (a) one hundred percent (100%) of the voting stock or beneficial ownership of which is owned by such Person, or by any Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person,
          (b) an Affiliate of such Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, and
          (c) any Wholly-Owned Affiliate of any Affiliate described in clause (a) or clause (b).
SECTION 1
THE COMPANY
          1.1 Formation and Continuation. The Members hereby agree to organize the Company as a limited liability company under and pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. The rights and liabilities of the Members shall be as provided under the Act, the Certificate of Formation and this Agreement.
          1.2 Name. The name of the Company shall be Meridian Speedway, LLC and all business of the Company shall be conducted in such name or, in the discretion of the Management Committee, under any other name.
          1.3 Purpose; Powers.
               (a) Generally.
               (i) The purpose of the Company is to engage in the Business and in any other lawful activity for which a limited liability company may be organized under the Act.
               (ii) The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in Section 1.3(a) and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Management Committee pursuant to Section 5.
               (b) Carrier Status.
               (i) Notwithstanding the generality of Section 1.3(a), the Members intend that the Company shall be a rail carrier as that term is defined in 49 U.S.C. § 1010(5) that performs transportation services over the Line as agent for and for the account of a Freight Rail Common Carrier.

               (ii) Any rail transportation services shall at all times remain in the waybill, car hire and revenue accounts of a Freight Rail Common Carrier.
               (iii) The Company shall not participate or appear in any rates, routes or divisions relating to any freight traffic whatsoever to, from and over the Line, and shall not be entitled to or responsible for any freight charges relating to such freight traffic. The Company shall not quote or establish any rate or service terms applicable to freight transportation services to, from or over the Line, enter into any transportation contracts with any persons, provide for freight transportation services to, from or over the Line, or undertake to perform any for-hire transportation services directly, in its own name or for its own account, for any person other than as provided for in the KCSR Joint Use Agreement and the NSR Joint Use Agreement.
          1.4 Principal Place of Business, Chief Executive Office and Registered Office. The principal place of business and chief executive office of the Company shall be located at 427 West 12th Street, Kansas City, Missouri 64105 or in such other place as the Management Committee may determine from time to time. The registered office of the Company in the State of Delaware initially is located at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
          1.5 Term. The term of the Company commenced on the date the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event, as provided in Section 11.
          1.6 Filings; Agent for Service of Process.
               (a) The Members shall promptly after the execution of this Agreement cause the Certificate of Formation to be filed in the Office of the Secretary of State of the State of Delaware in accordance with the provisions of the Act. The Management Committee shall take, or cause to be taken, any and all actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware, including the preparation and filing of such amendments to the Certificate of Formation and such other assumed name certificates, documents, instruments and publications as may be required by law, including, without limitation, action to reflect:
               (i) A change in the Company name,
               (ii) A correction of false or erroneous statements in the Certificate of Formation or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members, or
               (iii) A change in the time for dissolution of the Company if approved by the Members as evidenced by an amendment to this Agreement (approved as provided herein).
               (b) The Members and the Management Committee shall execute and cause to be filed original or amended certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.
               (c) The registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company or any successor as appointed by the Members in accordance with the Act.
               (d) Upon the dissolution and completion of the winding up and liquidation of the Company in accordance with Section 11, the Management Committee (and, if necessary and requested by the Management Committee, the Members) shall promptly execute and cause to be filed certificates of cancellation, statements of intent to dissolve and articles of dissolution in accordance with the Act and the laws of any other jurisdictions in which the Management Committee deems such filing necessary or advisable.
          1.7 Title to Property. All Property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such Property in its individual name, and each Member’s Membership Interests in the Company shall be personal property for all purposes. At all times after the date hereof, the Company shall hold title to all of its Property in the name of the Company and not in the name of any Member.
          1.8 Payments of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member.
SECTION 2
MEMBERS’ CAPITAL CONTRIBUTIONS
          2.1 Initial Capital Contributions.
               (a) Pursuant to the Transaction Agreement and simultaneously with the execution of this Agreement, the NS Member has made the initial Capital Contribution of cash described in Section 2.1(a) of the Transaction Agreement.
               (b) Pursuant to the Transaction Agreement and the Omnibus Bill of Sale, and simultaneously with the execution of this Agreement, the KCS Member has (i) made an initial Capital Contribution of the Assets as described in Section 3.1(a) of the Transaction Agreement and (ii) contributed or caused to be contributed to the Company, and the Company has assumed, the Assumed Liabilities (as such term is defined in the Transaction Agreement).
          2.2 Initial Capital Accounts. The Company shall establish an individual Capital Account for each Member. The Company shall determine and maintain each Capital Account in accordance with Regulations Section 1.704-1(b)(2)(iv). The Capital Accounts of the Members as of the date hereof are as reflected in Exhibit 2.2.

          2.3 Additional NS Member Contributions. The NS Member shall make the additional capital contributions to the Company described in Section 2.1 of the Transaction Agreement.
          2.4 Additional Member Contributions
           After the Closing Date, if any Person (other than any Member or any Affiliate of any Member) submits a challenge or appeal to either the STB or any court with jurisdiction regarding the STB’s review of the environmental impact of the formation and operation of the Company, or otherwise seeks additional environmental review and/or conditions on the formation or operation of the Company, notwithstanding any restrictions in any contract applicable to any Member (including the KCS Credit Agreement (as such term is defined in the Transaction Agreement)) to the contrary, each Member shall make an additional cash capital contribution to the Company to reimburse the Company for the costs incurred by it to (a) defend or settle such challenge or appeal and (b) implement all required remedial environmental measures. Each Member’s additional cash capital contribution shall be an amount equal to (y) the costs incurred by the Company with respect to items (a) and (b) in the foregoing sentence (including attorneys’ fees and expenses) multiplied by (z) such Member’s Percentage Interest at the time of such contribution.
          2.5 Withdrawal and Return of Capital. (a) Except as otherwise provided in this Section 2.5, Section 4 or Section 11, no Member shall withdraw any of its capital without the consent of the other Members, except upon the dissolution or liquidation of the Company to the extent provided in this Agreement. Under circumstances requiring or permitting a return of any Capital Contribution, no Member shall have the right to receive property other than cash except as may be specifically provided herein.
               (b) On the Closing Date, the Company shall reimburse the KCS Member for (i) capital expenditures other than Pre-Closing Capital Expenditures, in an amount up to $40,000,000 in the aggregate, that the KCS Member made to the Assets within the two-year period ending on the Closing Date in accordance with Section 2.2 of the Transaction Agreement and (ii) Pre-Closing Capital Expenditures in respect of Proposed Capital Projects listed in Exhibit D hereto in an amount up to $20,000,000 in the aggregate made by the KCS Member prior to the Closing Date as set forth in this Agreement, the Budget for the first Fiscal Year, the Business Plan for the first Fiscal Year, and Section 2.2 of the Transaction Agreement.
               (c) Within 30 days of the receipt of a written notice from a Member holding a Preferred Return that has been outstanding for at least 84 months but not more than 96 months (as of the date of such distribution), which notice expressly invokes the Member’s option pursuant to this Section 2.5(c), the Company shall make a distribution to such Member in an amount equal to (i) such Member’s Preferred Return Amount as of the date of the distribution; plus (ii) the amount by which such Member’s Accumulated Preference as of the date of the distribution exceeds any amount distributed to such Member pursuant to Section 4.2(a) of this Agreement prior to the date of the distribution. At the Company’s discretion, such distribution may be in cash or property in kind. If made, such distribution shall be treated as a preferred return pursuant to Section 1.707-4 of the Regulations. Upon receipt of the full amount of the distribution under this Section 2.5(c), the Member shall have no further rights to receive any distribution under Section 4.2(a).
SECTION 3
ALLOCATIONS
          3.1 Profits. After giving effect to the special allocations set forth in Section 3.3, Profits for any Fiscal Year shall be allocated to the Members as follows:
               (a) First, Profits shall be allocated to each Member in an amount necessary to offset any previous allocations of Loss to such Member pursuant to Section 3.4.
               (b) Second, Profits less any amounts allocated under Section 3.1(a) shall be allocated to the Members in proportion to their respective Percentage Interests.
          3.2 Losses. After giving effect to the special allocations set forth in Section 3.3 and subject to Section 3.4, Losses for any Fiscal Year shall be allocated to the Members in proportion to their Percentage Interests.
          3.3 Special Allocations. The following special allocations shall be made in the following order:
               (a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 3, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Members share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
               (b) Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Section 3, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2).

This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
               (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.3(c) were not in the Agreement.
               (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.3(c) and this Section 3.3(d) were not in the Agreement.
               (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in proportion to their respective Percentage Interests.
               (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).
               (g) Preferred Return Allocation. Gross income shall be allocated to any Member with a Preferred Return in an amount equal to (i) the cumulative amount of Net Cash Flow distributed to such Member under Section 4.2(a); plus (ii) any amounts distributed to such Member under Section 2.5(c) that are attributable to the amount by which such Member’s Accumulated Preference exceeded the amounts distributed under Section 4.2(a); minus (iii) the cumulative amount of gross income previously allocated to such Member under this Section 3.3(g).
               (h) Net Cash Flow Allocation. Gross income shall be allocated to each Member in an amount equal to (i) the cumulative amount of Net Cash Flow distributed to such Member under Section 4.2(b); minus (ii) the cumulative amount of gross income previously allocated to such Member under this Section 3.3(h).
               (i) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b)

is required, pursuant to Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Percentage Interests in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
               (j) Allocations Relating to Taxable Issuance of a Membership Interest. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of a Membership Interest by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.
               (k) Guaranteed Payments. To the extent any compensation paid to any Member by the Company, including any fees payable by the Company to any Member, is determined by the Internal Revenue Service not to be a guaranteed payment under Code Section 707(c) or is not paid to the Member other than in its capacity as a partner (Member) within the meaning of Code Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation.
               (l) Capital Recovery Book Items. The Capital Recovery Book Items shall be specially allocated to the KCS Member and the NS Member in a manner that the resulting allocation of Capital Recovery Tax Deductions, to the extent possible, will be fifty (50) percent to the KCS Member and fifty (50) percent to the NS Member (taking into account the allocations to the Members under Section 3.6). Notwithstanding the prior sentence, if the KCS Member, not the Company, is allowed to claim a deduction on its federal income tax return(s) for any Pre-Closing Capital Expenditures, then the fifty (50) — fifty (50) allocation of Capital Recovery Book Items shall be adjusted in a manner that results in a fifty (50) — fifty (50) allocation between the KCS Member and the NS Member of the sum of the Capital Recovery Book Items and the deductions the KCS Member is allowed to claim relating to Pre-Closing Capital Expenditures with the NS Member receiving a priority allocation of Capital Recovery Book Items until it is allocated an amount of Capital Recovery Book Items equal to the amount of Pre-Closing Capital Expenditures for which the KCS Member, not the Company, is allowed to claim a deduction on its federal income tax return(s). Any book gain arising from the taxable sale or disposition of a property which generated Capital Recovery Book Items shall first be specifically allocated to the KCS Member and the NS Member in a manner that restores the allocation of Capital Recovery Book Items with respect to such property (taking into account the allocations to the Members under Section 3.6), and shall then be allocated in proportion to each Member’s Percentage Interest.
          3.4 Loss Limitation. Losses allocated pursuant to Section 3.2, together with Capital Recovery Book Items allocated pursuant to Section 3.3(l) (the “Items”), shall not exceed the maximum amount of Losses and Items that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses and Items pursuant to Section 3.2 and Section 3.3(l), the limitation set forth in this Section 3.4 shall be applied on a Member by Member basis and Losses and Items not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts (including the adjustment described in subparagraphs (a) and (b) of the definition of “Adjusted Capital Account Deficit”) so as to allocate the maximum permissible Losses and Items to each Member under Regulations Section 1.704-1(b)(2)(ii)(d). Subsequent Profits shall be specially allocated hereunder to charge back any Losses and Items disproportionately allocated to the Members pursuant to this Section 3.4, pro rata in accordance with the amount of such excess Losses and Items allocated hereunder and not charged back hereby.
          3.5 Other Allocation Rules.
               (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the unanimous agreement of the Members using any permissible method under Code Section 706 and the Regulations thereunder.
               (b) The Members are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Company income and loss for income tax purposes.
               (c) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in Company Profits are in proportion to their Percentage Interests.
               (d) To the extent permitted by Regulations Section 1.704-2(h)(3), the Management Committee shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.
          3.6 Tax Allocations; Code Section 704(c).
               In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, deduction and credit with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the traditional method set forth in Regulations Section 1.704-3(b).
               In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, deduction and credit with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.
               Any elections or other decisions relating to such allocations shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provisions of this Agreement.
          3.7 Revaluation of Capital Accounts. Capital Accounts shall not be revalued in connection with the Capital Contributions described in Sections 2.3 and 2.4.
SECTION 4
DISTRIBUTIONS
          4.1 Distributions. Except as otherwise provided in this Section 4 or Section 11, and after distribution of the cumulative amounts contemplated by Section 4.2 of this Agreement, remaining Net Cash Flow, if any, shall be distributed upon the approval of the Management Committee. Any distribution of Net Cash Flow (or otherwise) by the Company not otherwise governed by Section 4.2, Section 4.5, Section 4.6, Section 4.7 or Section 11.2(c) shall be distributed pro rata to the Members in accordance with each Member’s Percentage Interest.
          4.2 Priority Distributions. Notwithstanding anything to the contrary in Section 4.1, for each Fiscal Year of the Company, Net Cash Flow shall be distributed on at least an annual basis as follows:
               (a) First, to any Member holding a Preferred Return in an amount equal to the Member’s Accumulated Preference, less any amount previously distributed to such Member pursuant to this Section 4.2(a). Such distribution shall be treated as a preferred return pursuant to Section 1.707-4 of the Regulations.
               (b) Second, any remaining Net Cash Flow shall be distributed pro rata to the Members in accordance with each Member’s Percentage Interest.
          4.3 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 4.3 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld. The withholdings by the Company referred to in this Section 4.3 shall be made at the appropriate applicable statutory rate under the applicable tax as determined by the Management Committee.

          4.4 Limitations on Distributions. The Company shall make no distributions to the Members except (i) as provided by and in accordance with this Section 4 and Section 11 or as agreed to by all of the Members and (ii) in conformance with the Act.
          4.5 Distributions and Allocations in Respect of a Transferred Membership Interest. If any Membership Interest is Transferred during any Fiscal Year in compliance with the provisions of Section 9 or Section 10 or additional Members are admitted to the Company after the date hereof on different dates during any Fiscal Year, Profits, Losses, each item thereof, and all other items attributable to the Transferred Membership Interest or the newly issued Membership Interest, as the case may be, for such Fiscal Year shall be divided and allocated among the Members by taking into account their varying Percentage Interests during the Fiscal Year in accordance with Code Section 706(d), using the interim-closing-of-the-books method unless the Members agree otherwise in writing. In the case of a Transferred Interest, all distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer, and provided further that if the Company does not receive a notice stating the date such Membership Interest (or portion thereof) was Transferred and such other information as the Management Committee may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Membership Interest on the last day of such Fiscal Year.
          4.6 Special Distributions.
               (a) Notwithstanding anything to the contrary in this Agreement, the Company may make the payments to the KCS Member specified in Section 4(e)(ii) of the Operating Agreement.
               (b) Immediately prior to the consummation of any transaction which results in the NS Member owning all of the Membership Interests in the Company, the Company will make a distribution to the KCS Member or its Permitted Transferees of all previously undistributed Net Cash Flow due to the KCS Member and such Permitted Transferees (based upon their respective Percentage Interests). Immediately prior to the consummation of any transaction which results in the KCS Member or its Permitted Transferees owning all of the Membership Interests in the Company, the Company will make a distribution to the NS Member or its Permitted Transferees of all previously undistributed Net Cash Flow due to the NS Member and such Permitted Transferees (based upon their respective Percentage Interests).
          4.7 Deemed Distributions. In the event of a Permitted Asset Transfer in which the Company receives consideration with a value less than the Fair Value of the asset(s) subject to such Permitted Asset Transfer, the excess of the Fair Value of such asset(s) over the consideration received therefor (such excess, the “Deemed Distribution Amount”) shall be deemed to be a distribution to the KCS Member, and the NS Member shall be entitled to, in its sole discretion: (a) an immediate cash payment from the KCS Member equal to the NS Member’s pro rata share of the Deemed Distribution Amount based on its Percentage Interest or (b) an immediate cash payment from the Company equal to the product of (i) such Deemed Distribution Amount and (ii) a fraction, the numerator of which is the NS Member’s Percentage Interest and the denominator of which is the KCS Member’s Percentage Interest.
SECTION 5
MANAGEMENT
          5.1 Manner of Operations. The Members each agree to act in good faith to operate the Company in a manner reasonably designed to maximize the long-term value of the Company as a whole.
          5.2 Management Committee.
               (a) Management by the Management Committee. Subject to the provisions of this Agreement, the business, property and affairs of the Company shall be managed, and all powers of the Company shall be exercised, by or under the direction of a management committee (the “Management Committee”). Without limiting the generality of the foregoing, but subject to the express limitations set forth elsewhere in this Agreement, the Management Committee shall have all necessary powers to manage and carry out the purpose, business, property and affairs of the Company.
               (b) Composition of Management Committee. The Management Committee shall consist of six committee representatives, four of whom shall be designated by the KCS Member and two of whom shall be designated by the NS Member, and any alternate selected by a Member, to serve in the absence or unavailability of one or more committee representatives (each, including alternates, a “Committee Representative”). Each Committee Representative shall serve at the pleasure of the Member or Members who designated such Committee Representative. The initial Committee Representatives are identified in Exhibit 5.2(b) attached hereto. Any Committee Representative may resign upon written notice to the Member who designated such Committee Representative and to the Company. The resignation of any such Committee Representative shall take effect upon receipt of such notice, or at such later time as shall be specified in such notice. A Committee Representative may be removed at any time with or without cause by the Member who originally designated such Committee Representative. Except as governed by Article 10 for an Event of Default by a Member, any vacancy occurring for any reason in the number of Committee Representatives shall be filled by the Member who originally designated the Committee Representative whose position has become vacant. The Chairman of the Management Committee shall be appointed by the KCS Member.
               (c) Independent Activities. Except as otherwise restricted by the provisions of this Agreement or any other agreement between the Company and the Person acting as Committee Representative, each Committee Representative in his capacity as a Committee Representative shall be required to devote such time to the affairs of the Company as may be necessary to serve the Company in such capacity and shall be free to serve any other Person or enterprise in any capacity that such Committee Representative may deem appropriate in his discretion.

          5.3 Committees of the Management Committee.
               (a) Creation of Committees. Subject to Section 5.6, the Management Committee shall have the power and right (but not the obligation) to create and disband committees and to determine the duties, responsibilities, activities and composition thereof. Except as otherwise provided herein, the KCS Member and the NS Member shall each be entitled to representation on any such committee, such representation to be proportionate to their respective Percentage Interests in the Company.
               (b) Capital Project Committee. The Members hereby agree that there shall be created a Capital Project Committee consisting of three Committee Representatives, two of whom shall be designated by the KCS Member and one of whom shall be designated by the NS Member. The Capital Project Committee shall establish a process (the “Capital Project Process”) utilizing capacity modeling and field input to determine capacity needs and capital expenditures with respect to Capital Projects. The Capital Project Committee shall be responsible for (i) determining the optimum use of capital expenditures provided for in the Company’s Budget (including any Rollover Budget) or Business Plan in accordance with the Capital Project Process and (ii) negotiating and entering into any Capital Improvement Agreements and overseeing the performance of the KCS Member thereunder, provided, however, that such Capital Improvement Agreements shall provide for construction of such Capital Projects at cost. The initial designees to the Capital Project Committee shall be those persons identified in Exhibit 5.3(b)(i) hereto. Except as provided in Section 5.12, the Capital Project Committee shall follow any protocols approved by the Management Committee in accordance with Section 5.6 to guide capital expenditures decisions. The initial capital expenditure protocols for capital expenditures other than the Proposed Capital Projects are attached hereto as Exhibit 5.3(b)(ii).
               (c) Joint Operating Committee. The Members hereby agree that there shall be created a Joint Operating Committee (the “Joint Operating Committee”) consisting of the Chief Operations Officer, Chief Marketing Officer and Chief Engineering Officer, or their respective designees, of KCS and NS. The Joint Operating Committee shall make decisions by the unanimous vote of its members. The Joint Operating Committee shall have responsibility for (i) monitoring such matters as operations, performance and scheduling, (ii) managing maintenance and other operating matters arising upon the carrying out of the Operating Agreement and the KCSR Joint Use Agreement and the NSR Joint Use Agreement and (iii) seeking the resolution of disputes with respect to such matters. Meetings of the Joint Operating Committee may be convened by any member thereof. The Joint Operating Committee may meet by telephone or in any manner or place as shall be agreeable to its members. If the Joint Operating Committee is unable to reach a unanimous vote on any matter, it shall refer that matter to the Management Committee, provided, however, that any Member may require such matter to be referred to arbitration in accordance with Section 12.14, if such matter involves a breach or an alleged breach of this Agreement or of any of the JV Transaction Agreements.
          5.4 Meetings of Management Committee.
               (a) Notices. Meetings of the Management Committee shall be held at least once each calendar quarter and may be called by any Committee Representative. All meetings shall be held upon fifteen (15) Business Days’ notice by mail or four (4) Business Days’ notice delivered personally or by telephone, e-mail or facsimile stating the business to be transacted at such meeting; provided, that at least thirty (30) Business Days’ notice shall be provided for any meeting in which approval of any action of the type set forth in clauses (xxi), (xxii) and/or (xxiii) of the definition of Major Decision is sought. Notice of a meeting need not be given to any Committee Representative who signs a waiver of notice or a consent to holding the meeting (which waiver or consent need not specify the purpose of the meeting) or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior to its commencement, the lack of notice to such Committee Representative. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting. The Committee Representatives present may adjourn any meeting to another time and place. If any meeting of the Management Committee is adjourned, no less than four (4) Business Days’ notice (delivered personally or by telephone, e-mail or facsimile) shall be given to each Committee Representative who is not present at the time of such adjournment prior to such meeting being reconvened. Meetings of the Management Committee shall be held at the offices of the Company unless another location shall have been designated in the notice of the meeting or at such place as may be approved by the Management Committee. Members of the Management Committee may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Committee Representatives participating in such meeting can hear one another. Participation in a meeting in such manner constitutes presence in person at such meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all of the Committee Representatives. Any Committee Representative may authorize in writing any Person to act for it by proxy on all matters on which a Committee Representative is entitled to act, including waiving notice of, or voting or participating at, any meeting.
               (b) Quorum. The presence in person of a majority of the Committee Representatives (at least one of whom shall be a Committee Representative appointed by the NS Member if a Major Decision is to be made) shall constitute a quorum for the transaction of business at a meeting of the Management Committee duly called in accordance with Section 5.4(a).
               (c) Vote. Each Committee Representative shall have one vote to cast in person or by proxy.
               (d) Action of the Committee. Except to the extent that this Agreement expressly requires otherwise (including as provided in Section 5.6), every action or resolution done or made by the majority approval of the Management Committee at a duly noticed meeting at which a quorum is present is the action of the Management Committee.
          5.5 Action by Unanimous Written Consent. Any action required or permitted to be taken by the Management Committee other than approval of any action of the type set forth in clause (xx) of the definition of Major Decision may be taken by the Committee Representatives without a meeting without prior notice and without a vote, but only if a consent or consents in writing shall be signed by all of the Committee Representatives.

          5.6 Major Decisions. Notwithstanding anything to the contrary contained in this Agreement, until such time as the NS Member no longer owns any Membership Interests, neither the Management Committee nor any committee thereof shall authorize or effect any action that constitutes a Major Decision unless such action has received the approval of at least one of the Committee Representatives appointed by NS.
          5.7 Budget and Business Plan; Investment Policies.
               (a) Attached as Exhibit 5.7(a) to this Agreement is the budget for the first Fiscal Year (the “Budget”) and the business plan for the first Fiscal Year (the “Business Plan”). On or prior to the date which is sixty days before the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2006, the Management Committee shall prepare a Budget and Business Plan for the following Fiscal Year. The Budget and Business Plan for the next succeeding Fiscal Year shall upon approval of the Management Committee in accordance with Section 5.6 become the Budget and Business Plan for such Fiscal Year. If the Management Committee does not approve a Budget or Business Plan for any Fiscal Year prior to the commencement of such year, then the Budget or Business Plan for that Fiscal Year shall be the Budget or Business Plan from the prior Fiscal Year (excluding the prior Fiscal Year’s extraordinary and nonrecurring items, but including any contractually obligated or legally required commitments or expenditures for the current year), as the case may be, adjusted, in the case of the Budget based on the “AAR Railroad Cost Indexes — Table A — Annual indexes of charge-out prices and wage rates (1977 = 100) — East — Materials prices, wage rates and supplements combined (excluding fuel),” together with any adjustment of contractual commitments in accordance with their terms (a “Rollover Budget”). Notwithstanding anything to the contrary set forth herein, the Budget (including any Rollover Budget) and Business Plan for any Fiscal Year shall take into account the capital expenditures for such Fiscal Year set forth in Schedule 2.2 to the Transaction Agreement.
               (b) Attached as Exhibit 5.7(b) to this Agreement are the investment policies (the “Investment Policies”) pursuant to which the initial Capital Contribution of the NS Member described in Section 2.1(a) and any additional cash Capital Contributions to the Company shall be invested by the Company.
          5.8 Officers. Subject to Section 5.6, the Management Committee shall have the authority to appoint and terminate Officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such Officers, employees, agents and consultants as the Management Committee deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties. The setting and modifications of compensation levels (including bonuses and benefits, if any) for any such Officers, employees, agents or consultants shall be set by the approval of the Management Committee in accordance with Section 5.6.
          5.9 Exculpation and Indemnification.
               (a) Indemnified Persons. The Committee Representatives, the Officers (if any) and each Member and its Affiliates, and the partners, members, shareholders,

officers, directors, advisory directors, managers, employees and control persons (as such term is defined in the Securities Act) of each Member and its Affiliates (collectively, the “Indemnified Persons”) shall not be liable, directly or indirectly, to the Company, any other Member or any other Person who has an interest in the Company for any act or omission (in relation to the Company or this Agreement) taken or omitted by such Indemnified Person in good faith in their capacity as such, provided that such act or omission did not constitute gross negligence, fraud or willful violation of the law, this Agreement or the fiduciary duties set forth in Section 5.10(a). To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Indemnified Person and may indemnify any other Person subject to approval and designation of such person for such indemnification by approval of the Management Committee against all claims, damages, losses, liabilities and expenses of whatever nature (including reasonable attorneys’ fees and disbursements) (“Claims”) relating to activities undertaken in connection with the Company in their capacity as such, including, but not limited to, amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees and expenses reasonably incurred in connection with the investigation, defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative body in which such Indemnified Person may be or may have been involved as a party or otherwise, or with which such Indemnified Person may be or may have been threatened, while acting as such Indemnified Person; provided that no indemnity shall be payable hereunder against any liability incurred by such Indemnified Person by reason of gross negligence, fraud, a willful violation of the law or a breach of this Agreement or the fiduciary duties set forth in Section 5.10(a). No Indemnified Person shall settle or compromise any Claim without the written consent, which consent shall not be unreasonably withheld, of the Management Committee, subject to Section 5.6.
               (b) Advance of Expenses. Expenses incurred by an Indemnified Person in defense or settlement of any Claim that may be subject to a right of indemnification hereunder may be advanced (and must be advanced to Members, the Committee Representatives and Officers, if any, of the Company) by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that the Indemnified Person is not entitled to be indemnified by the Company.
               (c) Non-Exclusivity. The right of any Indemnified Person to the indemnification provided herein shall be cumulative of and in addition to any and all rights to which such Indemnified Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnified Person’s successors, assigns and legal representatives.
               (d) Satisfaction from Company Assets. All judgments against the Company or an Indemnified Person, in respect of which such Indemnified Person is entitled to indemnification, shall only be satisfied from Company assets and no other Person shall have any liability with respect thereto.
               (e) Expenses. The Company is authorized to pay expenses, fees, withholding taxes and other costs reasonably incurred by the Company, including, without limitation, expenses incurred in connection with acquisitions or investments and expenses incurred under this Section 5.9.
          5.10 Fiduciary Duty; Exculpation.
               (a) Notwithstanding any other provisions of this Agreement, whether express or implied, or applicable law, the Members agree that, to the fullest extent permitted by Section 18-1101(c) of the Act, no Member shall owe any duties at law or in equity (including fiduciary duties) to the Company or any other Member; provided, that an Indemnified Person who is a Committee Representative and who shall also be an employee of a Member shall have a fiduciary duty to such Member and not to the Company; provided further, however, that, with respect to the approval of any Permitted Asset Transfer or any Permitted Indebtedness, each Committee Representative shall owe the same duties to the Company and the Members as a director of a Delaware corporation would owe to such corporation and its shareholders with respect to such matters. Notwithstanding the foregoing, nothing in this Section 5.10 shall eliminate any implied covenant of good faith and fair dealing between any Member and the Company or the other Members.
               (b) The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the Members hereunder to replace such other duties and liabilities of such Indemnified Person.
          5.11 Interparty Matters. Notwithstanding anything to the contrary contained in this Agreement, in the event of any disagreement, dispute or controversy between any Member or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, arising out of or relating to this Agreement or any of the JV Transaction Agreements to which the Company is a party or is subject or the breach, termination or validity thereof, the Company Representatives designated by the other Member shall control (on behalf of the Company) the conduct or settlement of any such disagreement, dispute or controversy or any proceedings relating thereto.
          5.12 Capacity Improvement Projects.
               (a) Notwithstanding anything to the contrary herein, each Member (the “Sponsoring Member”) may require the Company to perform all acts necessary in order to effectuate the construction of a Capacity Improvement Project. In order to initiate such construction, the Sponsoring Member may require the Company to perform a capacity model to determine the expected addition to capacity that would result from the construction of the specified Capacity Improvement Project, such capacity to be measured in the number of potential additional new overhead train movements permitted by such specified Capacity Improvement Project (“New Overhead Train Starts”) and/or additional local train movements (“Local Train Starts”).
               (b) If the Capacity Improvement Project will result in only additional capacity through Local Train Starts, only the KCS Member may cause the Company to construct such Capacity Improvement Project, and such Capacity Improvement Project shall be constructed solely through a capital contribution of the KCS Member.
               (c) If the Capacity Improvement Project will result in additional capacity through New Overhead Train Starts, then the Member that is not the Sponsoring Member (“Non-Sponsoring Member”) shall have the right to require the Company to allocate to such Non-Sponsoring Member up to its share of the New Overhead Train Starts (up to two-thirds to KCSR through the KCSR Joint Use Agreement, if KCSR is the Non-Sponsoring Member or up to one-third to NSR through the NSR Joint Use Agreement, if NSR is the Non-Sponsoring Member),provided, however, that the Sponsoring Member shall always be entitled to at least one New Overhead Train Start. If the Non-Sponsoring Member elects to receive an allocation of New Overhead Train Starts as provided herein, the Capacity Improvement Project shall be constructed through a capital contribution of both Members in proportion to the number of New Overhead Train Starts allocated to each Member. Otherwise, the Capacity Improvement Project shall be constructed solely through a capital contribution of the Sponsoring Member. If either Member declines all or part of its allocation from one or more Capacity Improvement Projects, it may make up the resulting deficit in New Overhead Train Starts in any subsequent Capacity Improvement Project or Projects.
          5.13 Construction of the Jackson Flyover
               (a) Notwithstanding anything (except Section 5.13(b)) to the contrary, either Member may require the Company to perform all acts necessary (including requiring Capital Contributions in cash from each Member in proportion to its Percentage Interest) in order to effectuate the construction of the Jackson Flyover. The Company shall thereafter progress the engineering, permitting (to the extent required) and construction of the Jackson Flyover with all deliberate speed.
               (b) Section 5.13(a) shall be disregarded if, within thirty (30) days of the formation of the Company, the Company receives assignment of the CN Jackson Trackage Rights.
SECTION 6
ROLE OF MEMBERS
          6.1 Rights or Powers. The Members in their capacity as Members shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member shall cease to be a Member at the time such Member ceases to own any Membership Interests.
          6.2 Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote which are set forth in this Agreement and as required in the Act.
          6.3 Meetings of the Members.

               (a) Meetings of the Members may be called upon the written request of any Member. The call shall state the location of the meeting and the nature of the business to be transacted. Notice of any such meeting, including any meeting that has been adjourned, shall be given to each Member not less than fifteen (15) Business Days (or four (4) Business Days if delivered personally or by telephone, email or facsimile) nor more than forty-five (45) days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at such meeting and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under the Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in Section 6.3(f). No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all of the Members entitled to vote thereat.
               (b) For the purpose of determining the Members entitled to vote on, or to vote at, any meeting of the Members or any adjournment thereof, the Management Committee or the Member requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall not be more than thirty (30) days nor less than ten (10) days before any such meeting.
               (c) Each Member may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.
               (d) Each meeting of Members shall be conducted by an individual Person selected by the Members holding a majority Percentage Interest. Except as otherwise required by law, the presence in person or by proxy of Members holding percentage interests of more than seventy-five percent (75%) shall constitute a quorum for the transaction of business at a meeting of the Members duly called in accordance with Section 6.3(a). In case a quorum shall not be present at any meeting, Members holding a majority of the Membership Interests held by Members represented thereat, in person or by proxy, shall have the power to adjourn the meeting from time to time until the requisite number of Members shall be present; provided, that, if any meeting of the Members is adjourned, no less than four (4) Business Days’ notice (delivered personally or by telephone, e-mail or facsimile) shall be given to each Member who is not present at the time of such adjournment prior to such meeting being reconvened After two adjournments for lack of quorum, if notice has been given to each Member in accordance with the preceding sentence, then the quorum requirement set forth in this Section 6.3(d) for any such adjourned meeting at which no Major Decision (or any other decision that requires the unanimous agreement of the Members, as provided herein) is proposed to be made shall be reduced from seventy-five percent to fifty-one percent. At any such adjourned meeting at which the requisite number of Members shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
               (e) At a meeting, any proposal shall be approved if it receives the affirmative vote of a majority of the Percentage Interests unless such a proposal would involve a Major Decision, in which event approval requires an affirmative vote of each of the Members.

               (f) Notwithstanding this Section 6.3, any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by each Member.
          6.4 Required Member Consents. Notwithstanding any other provision of this Agreement no action may be taken by the Company (whether by the Management Committee, or otherwise) in connection with any of the following matters without the written consent of all of the Members:
               (a) Any act in contravention of this Agreement; or
               (b) Any transaction to liquidate or dissolve the Company.
          6.5 Member Compensation. No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise provided in this Agreement, any of the JV Transaction Agreements or in another agreement among the Company and a Member that received approval by the Management Committee in accordance with Section 5.6.
          6.6 Members’ Liability. No Member shall be liable under a judgment, decree or order of a court, or in any other manner for the debts or any other obligations or liabilities of the Company. A Member shall be liable only to make its Capital Contributions and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, after its Capital Contributions have been made, to make any additional contributions, assessments or payments to the Company, provided that a Member may be required to repay distributions made to it as provided in Section 4 or the Act. A Committee Representative shall not have any personal liability for the repayment of any Capital Contributions of any Member.
          6.7 Partition. While the Company remains in effect or is continued, each Member agrees and waives its rights to have any Company Property partitioned, or to file a complaint or to institute any suit, action or proceeding at law or in equity to have any Company Property partitioned, and each Member, on behalf of itself, its successors and its assigns hereby waives any such right.

          6.8 Transactions Between a Member and the Company. Except as otherwise provided by applicable law and the provisions of this Agreement, subject to the Management Committee’s approval in accordance with Section 5.6, any Member may, but is not required to, enter into, directly or indirectly, any transaction, agreement, joint enterprise or arrangement, guarantee, loan, advance or investment with the Company provided the same is on an arms length basis and at fair market value. No Member may, without the approval of the other Member, enter into, directly or indirectly, any transaction, agreement, joint enterprise or arrangement, guarantee, loan, advance or investment with the Company other than on an arms length basis and at fair market value. The existence of these relationships and acting in such capacities will not result in the Member being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member.
          6.9 Other Instruments. Each Member hereby agrees to execute and deliver to the Company within five days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Management Committee deems necessary, useful or appropriate to comply with any laws, rules or relations as may be necessary to enable the Company to fulfill its responsibilities under this Agreement.
          6.10 Advise of Changes. Each Member hereby agrees to notify the other Members as soon as practicable of any event, circumstance or fact of which it has knowledge which has had, or is reasonably likely to have, a material adverse effect on such Member’s ability to fulfill its obligations under this Agreement.
SECTION 7
ACCOUNTING BOOKS AND RECORDS
          7.1 Accounting Books and Records.
               (a) The Company shall keep on site at its principal place of business each of the following:
               (i) Separate books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of the Business in accordance with this Agreement,
               (ii) A current list of the full name and last known business, residence or mailing address of each Member and Committee Representative, both past and present,
               (iii) A copy of the Certificate of Formation and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed,
               (iv) Copies of the Company’s federal, state, and local income tax returns and reports, if any, until one year after the period of limitations for auditing the return by the federal government or by any applicable state or local government expires,
               (v) Copies of this Agreement,
               (vi) Copies of any writings permitted or required under the Act regarding the obligation of a Member to perform any enforceable promise to contribute cash or property or to perform services as consideration for such Member’s Capital Contribution, and
               (vii) Any written consents obtained from Members pursuant to the Act regarding action taken by Members without a meeting.
               (b) The Company shall use the accrual method of accounting in preparation of its financial reports and for tax purposes and shall keep its books and records accordingly. Any Member or its designated representative has the right to access and audit, inspect and copy the contents of such books or records and shall also have access during normal business hours to such additional financial information, documents, books and records as may be reasonably requested (including in order to comply with any reporting requirements of such Member under applicable laws or stock exchange regulations). The rights granted to a Member pursuant to this Section 7.1 are expressly subject to compliance by such Member with the safety, security and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be established from time to time.
               (c) The accounting period of the Company shall be the Fiscal Year.
          7.2 Reports.
               (a) In General. Pursuant to the Operating Agreement, KCSR (or, following the termination thereof, such other Person as may be engaged by the Management Committee in accordance with Section 5.6) shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.
               (b) Periodic and Other Reports. The Company shall cause to be delivered to each Member the financial statements listed in clauses (i) and (ii) below, prepared, in each case (other than with respect to Member’s Capital Accounts, which shall be prepared in accordance with this Agreement) in accordance with GAAP consistently applied (and, if required by any Member or its Controlled Affiliates for purposes of reporting under the Exchange Act Regulation S-X), including any reports as may be required in accordance with the Company’s or any of its Members’ status as a rail carrier, and such other reports, representations and certifications as any Member may reasonably request from time to time, provided that, if the Management Committee so determines within 30 days thereof, such other reports shall be provided at such requesting Member’s sole cost and expense. The monthly and quarterly financial statements referred to in clause (ii) below may be subject to normal year-end audit adjustments.

               (i) As soon as practicable following the end of each Fiscal Year (and in any event not later than 45 days after the end of such Fiscal Year) the Company shall cause to be delivered to each Member, a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Members’ Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, all of which shall be audited and certified by the Auditors, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the two immediately preceding Fiscal Years (in the case of the statements), and
               (ii) As soon as practicable following the end of each of the first three Fiscal Quarters of each Fiscal Year (and in any event not later than 30 days after the end of each such Fiscal Quarter), the Company shall cause to be delivered to each Member, a balance sheet of the Company as of the end of such Fiscal Quarter and the related statements of operations and cash flows for such Fiscal Quarter and for the Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year’s Fiscal Quarter and the interim period corresponding to the Fiscal Quarter and the interim period just completed.
          The periodic statements described in clause (ii) above shall be accompanied by a written certification of the Chief Financial Officer of KCSR or such other individual performing a similar function (or any Person designated by the Management Committee in accordance with Section 5.6) that such statements have been prepared in accordance with GAAP consistently applied or this Agreement, as the case may be. The Company and the Management Committee shall also distribute to all Members, at the same time such reports are circulated, delivered or distributed internally, each and every internal management report prepared by, for or circulated among senior management of the Company relating to the business or financial performance of the Company.
          7.3 Tax Matters.
               (a) Partnership Status. It is the intent of the Members that the Company be classified as a partnership for U.S. federal, state and local income tax purposes. The Members hereby agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.
               (b) Company Tax Returns. The Tax Matters Partner (as defined in Section 7.3(d)) shall prepare (or cause to be prepared) the U.S. federal income tax returns and information returns for the Company and all other tax returns of the Company in a manner consistent with this Agreement. The federal income tax return shall contain an election under Section 6231(a)(1)(B)(ii) of the Code and the regulations thereunder to treat the Company as a partnership to which the provisions of Sections 6221 through 6234 of the Code, inclusive, apply. The Tax Matters Partner shall cause the Company’s accountants to prepare and review the necessary federal and state income tax returns and information returns for the Company. Each Member shall provide such information, if any, as may be needed by the Company for purposes of preparing such tax and information returns, provided that such information is readily available from regularly maintained accounting records. Prior to April 1st of each year, or sooner as applicable, the Tax Matters Partner shall deliver to the other Member for its review a copy of the Company’s federal and state income tax returns and information returns in the form proposed to be filed for each Fiscal Year, and shall reasonably consider and take into account all reasonable comments to such proposed tax returns and information returns provided by the other Member at least ten (10) days prior to the filing date for such returns. After taking into account any such comments, the Tax Matters Partner shall cause the Company to timely file such tax returns. Within two (2) Business Days after filing such federal and state income tax returns and information returns, the Tax Matters Partner shall cause the Company to deliver to each Member a copy of the Company’s federal and state income tax returns and information returns as filed for each Fiscal Year, together with any additional tax-related information in the possession of the Company that such Member may reasonably and timely request in order to properly prepare its own income tax returns.
               (c) Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year of the Company but not later than five months after the end of each Fiscal Year.
               (d) Tax Audits.
               (i) The KCS Member is hereby designated as the “tax matters partner,” as that term is defined in Section 6231(a)(7) of the Code (the “Tax Matters Partner”) of the Company, with all of the rights, duties and powers provided for in Sections 6221 through 6234 of the Code, inclusive. The Tax Matters Partner is hereby directed and authorized to take whatever steps the Tax Matters Partner, in its sole discretion, deems necessary or desirable to perfect such designation, including, without limitation, filing any forms or documents with the IRS and taking such other action as from time to time is required under the Treasury Regulations.
               (ii) The Tax Matters Partner, in consultation with the other Member, shall direct the defense of any claims made by the IRS (or by any other taxing authority) to the extent that such claims relate to the adjustment of Company items at the Company level and, in connection therewith, shall cause the Company to retain and to pay the fees and expenses of counsel and other advisors chosen by the Tax Matters Partner with the consent of the other Member. The Tax Matters Partner shall promptly deliver to each other Member a copy of all notices, communications, reports and writings received from the IRS relating to or potentially resulting in an adjustment of Company items, shall promptly advise the other Member of the substance of any conversations with the IRS in connection therewith, and shall keep the other Member advised of all developments with respect to any proposed adjustments which come to its attention. In addition, the Tax Matters Partner shall (A) provide in a timely manner the other Member with a draft copy of any correspondence or filing to be submitted by the Company in connection with any administrative or judicial proceedings relating to the determination of Company items at the Company level reasonably in advance of such submission, (B) incorporate all reasonable changes or comments to such correspondence or filing requested by the other Member and (C) provide the other Member with a final copy of correspondence or filing. The Tax Matters Partner will provide the other Member with notice reasonably in advance of any meetings or conferences with respect to any administrative or judicial proceedings relating to the determination of Company items at the Company level (including any meetings or conferences with counsel or advisors to the Company with respect to such proceedings), and the other Member shall have the right to participate, at its sole cost and expense, in any such meetings or conferences.
               (iii) Notwithstanding anything in this Section 7.3, the Tax Matters Partner shall not (A) extend the period of limitations for any tax year for Federal, state, and local income tax purposes, (B) enter into any settlement agreement that is binding upon the Members with respect to the determination of Company items at the Company level, (C) file a petition under Section 6226(a) of the Code for the readjustment of Company items, or (D) appeal any judicial decision with respect to any Company item, without the prior consent of the other Member which consent shall not be unreasonably withheld, conditioned or delayed.
SECTION 8
AMENDMENTS
          8.1 Amendments. Amendments to this Agreement may be proposed by any Committee Representative or any Member. Following such proposal, the Management Committee shall submit to the Members a verbatim statement of any proposed amendment, and the Management Committee shall include in any such submission a recommendation as to the proposed amendment. The Management Committee shall seek the written consent of the Members pursuant to Section 6.3(f) on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment hereto only if it receives the affirmative vote of each of the Members.
SECTION 9
TRANSFERS AND CALL RIGHT
          9.1 Restrictions on Transfers. Except as provided in Section 9.2 of this Agreement, no Member shall Transfer all or any portion of its Membership Interest.
          9.2 Permitted Transfers. Subject to the conditions and restrictions set forth in Section 9.3, a Member may at any time Transfer all or any portion of its Membership Interest to (a) any Person that (i) is the surviving Person as a result of any merger or consolidation of either the NS Parent or KCS with or into any such Person or (ii) acquires all or substantially all of the assets of the NS Parent or KCS, (b) any other Member, (c) any Wholly-Owned Affiliate of either the NS Parent or KCS, (d) any administrator, trustee or other Person to whom such Membership Interest of any Member is transferred involuntarily by operation of law, or (e) subject to the prior written consent of all other Members, any Person (any such Transfer being referred to in this Agreement as a “Permitted Transfer”).

          9.3 Conditions to Permitted Transfers. A Transfer of a Membership Interest shall not be treated as a Permitted Transfer under Section 9.2 unless and until the following conditions are satisfied:
               (a) Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be reasonably necessary or appropriate in the opinion of counsel to the Company to effect such Transfer. In the case of a Transfer of a Membership Interest involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the transferor and/or transferee shall reimburse the Company for all costs and expenses that the Company reasonably incurs in connection with such Transfer.
               (b) The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Membership Interest until it has received such information.
               (c) Except in the case of a Transfer of a Membership Interest involuntarily by operation of law, either (i) such Membership Interest shall be registered under the Securities Act and any applicable state securities laws or (ii) the transferor shall provide (unless waived by the Management Committee) an opinion of counsel which opinion and counsel shall be reasonably satisfactory to the Management Committee to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.
               (d) Prior to any such transfer, the Transferee shall deliver to each Member a written commitment from such Transferee to be bound by this Agreement and complies with the applicable provisions of Section 9.6.
               (e) The Transferee receives the prior written consent of each other Member if the transfer would cause the Company to terminate under Section 708(b)(1)(B) of the Code and the Regulations thereunder solely as a result of such Transfer.
          9.4 Prohibited Transfers. Any purported Transfer of a Membership Interest that is not permitted by the terms of this Agreement shall be null and void and of no force or effect whatever; provided that, if the Company is required as a matter of law to recognize a Transfer that is not a Transfer permitted by the terms of this Agreement (unless the Management Committee, in its sole discretion and by unanimous action or consent, elects to recognize a Transfer that is not a Transfer permitted by the terms of this Agreement), the Membership Interest Transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Membership Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Membership Interest may have to the Company.
               In the case of a Transfer or attempted Transfer of a Membership Interest that is not a Transfer permitted by the terms of this Agreement, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify, and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Person may incur (including, without limitation, incremental tax liabilities, attorneys’ fees, fees of experts and accountants, and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.
          9.5 Rights of Unadmitted Assignees. A Person who acquires a Membership Interest, but who is not admitted as a substituted Member pursuant to Section 9.6 shall be entitled only to allocations and distributions with respect to such Membership Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement but shall succeed to all of the obligations of the Member who purported to transfer a Membership Interest in violation hereof including without limitation the obligation of the transferee under this Section 9 with respect to any subsequent transfers.
          9.6 Admission of New and Substituted Members. Subject to the other provisions of this Article 9, a transferee or acquiree of a Membership Interest shall be admitted to the Company as a new or substituted Member upon satisfaction of the conditions set forth in this Section 9.6:
               (a) The Membership Interest with respect to which the transferee is being admitted was acquired by means of a Transfer permitted by the terms of this Agreement.
               (b) The transferee of the Membership Interest (other than, with respect to clauses (i) and (ii) below, a transferee that was a Member or a Wholly-Owned Affiliate of a Member prior to the Transfer) shall, by written instrument in form and substance reasonably satisfactory to the Management Committee (and, in the case of clause (iii) below, the transferor Member), (i) make customary representations and warranties to each non-transferring Member as to its due organization, authority to become a party to this Agreement, litigation and required consents, (ii) accept and adopt the terms and provisions of this Agreement, including this Section 9 and Section 10, and (iii) assume the obligations of the transferor Member under this Agreement with respect to the transferred Membership Interest. Upon unanimous agreement of all Members, a transferor Member transferring all but not less than all of its Membership Interest to any Permitted Transferee shall be released from all such assumed obligations except (x) those obligations or liabilities of the transferor Member arising out of a breach of this Agreement, and (y) in the case of a Transfer to any Person other than a Member or any of its Affiliates, those obligations or liabilities of the transferor Member based on events occurring, arising or maturing prior to the date of Transfer.
               (c) A new Member acquiring a Membership Interest from the Company shall by written instrument in form and substance reasonably satisfactory to the

Management Committee (i) make representations and warranties to the Members equivalent to those set forth in Section 9.6(b)(i) and (ii) accept and adopt the terms and provisions of this Agreement.
               (d) The transferee or acquiree pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee or acquiree as a Member with respect to the Transferred Membership Interest.
               (e) Except in the case of a Transfer involuntarily by operation of law, if required by the Management Committee, the transferee (other than a transferee that was a Member or a Wholly-Owned Affiliate of a Member prior to the Transfer) shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the transferee and transferor shall each execute and deliver such other instruments as the Management Committee reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Certificate or any other instrument filed with the State of Delaware or any other state or governmental authority. In the event of an involuntary Transfer by operation of law the transferee shall succeed to all of the obligations of the transferring Member under this Agreement but shall not have any rights (including rights with respect to Management Committee membership or under Section 9) other than with respect to allocations or distributions under this Agreement.
          9.7 Representations Regarding Transfers; Legend. Each Member hereby represents and warrants to the Company and the Members that such Member’s acquisition of a Membership Interest hereunder is made as principal for such Member’s own account and not for resale or distribution of such Membership Interest. Each Member further hereby agrees that the following legends may be placed upon any counterpart of this Agreement, the Certificate of Formation, or any other document or instrument evidencing ownership of a Membership Interest:
The Membership Interest represented by this document has not been registered under any securities laws and the transferability of such Membership Interest is restricted. Such Membership Interest may not be sold, assigned, or transferred, nor will any assignee, vendee, transferee, or endorsee thereof be recognized as having acquired any such Membership Interest by the issuer for any purposes, unless (1) a registration statement under the United States Securities Act of 1933, as amended, with respect to such Membership Interest shall then be in effect and such transfer has been qualified under all applicable state securities laws or (2) the availability of an exemption from such registration and qualification shall be established to the satisfaction of counsel to the Company; and
The Membership Interest represented by this document is subject to, and is transferable only upon compliance with, the provisions of a limited liability company agreement, dated as of May 1, 2006. A copy of the above-referenced agreement is on file at the principal office of the Company.

          9.8 Line Option Call Right. Upon NS’ delivery, in accordance with Section 10.10(g) of the Transaction Agreement, of a Line Option Exercise Notice (as such term is defined in the Transaction Agreement) stating its election to acquire the KCS Membership Interests (as such term is defined in the Transaction Agreement) pursuant to Section 10.10(a)(i) thereof, the NS Member shall have the right to acquire or cause the Company to acquire the KCS Member’s Membership Interests (the “Line Option Call Right”) as follows:
               (a) Purchase Price. If the NS Member delivers such a Line Option Exercise Notice, then the NS Member agrees to buy (or cause one or more of its Subsidiar(ies) to buy) and the KCS Member agrees to sell the KCS Member’s Membership Interests, for the Membership Interest FMV (as such term is defined in the Transaction Agreement).
               (b) Permitted Transfer; Closing. Promptly following the exercise of the Line Option Call Right, the Members shall take all actions reasonable and necessary to effect a Permitted Transfer of all of the Membership Interests of the KCS Member to the NS Member pursuant to this Section 9.8, including entering into of a transaction agreement with respect to such Permitted Transfer (the “Line Option Call Agreement”) reflecting the key terms set forth in this Section 9.8 and otherwise containing representations, warranties, covenants and indemnities with respect to the Membership Interests of the KCS Member with terms at least as favorable to NS and its Subsidiaries as are set forth in the Transaction Agreement with respect to the Line and the Assets. Notwithstanding anything to the contrary contained herein, the completion of such sale pursuant to the Line Option Call Right and in accordance with the terms of the Line Option Call Agreement (the “Line Option Call Closing”) shall occur, and the NS Member shall pay the Membership Interest FMV to the KCS Member, on a date (the “Line Option Call Closing Date”) to be mutually agreed between the KCS Member and the NS Member, but in no event later than the later of (i) ninety (90) days after the delivery date of the Line Option Call Notice and (ii) five Business Days after the date on which the last of any required regulatory approvals in connection with such transaction is received. All payments of the Membership Interest FMV shall be made by wire transfer of immediately available funds to an account or accounts specified by the intended recipients. Upon the request of the NS Member, at the Line Option Call Closing, the KCS Member shall cause their respective representatives on the Management Committee to resign therefrom. The KCS Membership Interests shall be conveyed to the NS Member (or its designated Subsidiar(ies)) subject only to Permitted Liens (as defined in the Transaction Agreement) and the KCS Member shall be responsible for the payment of all transfer, filing and recording taxes in connection with the exercise of the Line Option with respect to the KCS Membership Interests and the conveyance of such interests.
SECTION 10
EVENTS OF DEFAULT
          10.1 Events of Default. The following acts shall constitute an Event of Default hereunder:
               (a) A Transfer by any Member that is not a Permitted Transfer;

               (b) Failure of any Member to materially comply with any material covenant or agreement hereunder in accordance with its terms within thirty (30) days after receipt of notice thereof; or
               (c) The Bankruptcy of any Member.
          10.2 Remedies Upon an Event of Default. If an Event of Default has occurred and is continuing:
               (a) The non-defaulting Members may seek specific performance of any covenant or agreement contained herein, or seek to enjoin the breach of any covenant or agreement. It is acknowledged that in such event it would be impossible to measure in money the damages that would be suffered if the parties hereto fail to comply with any of the obligations imposed herein on them and that, in the event of any such failure, an aggrieved party hereto will be irreparably damaged and will not have an adequate remedy at law. In addition to being entitled to exercise all rights granted by law, any such party shall therefore, be entitled to equitable relief from any court having jurisdiction over such dispute, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an inadequate remedy at law; and
               (b) Each non-defaulting Member shall be entitled to recover from the defaulting Member in an appropriate proceeding any and all claims, damages, losses, liabilities and expenses of whatever nature (including reasonable attorneys’ fees and disbursements) (collectively, “Damages”) suffered or incurred by the Company or the non-defaulting Members as a result of such Event of Default. No punitive damages shall be awarded as a result of an Event of Default hereunder.
               (c) If the Event of Default arises from the Bankruptcy of a Member, no less than five Business Days after the commencement of a Bankruptcy proceeding, whether Voluntary or Involuntary, such Member shall provide notice of its offer to sell to all non-defaulting Members (the “Default Sale Notice”) all but not less than all of the Membership Interest of the Company held by such defaulting Member. Each non-defaulting Member shall have the option within forty-five days of receiving the Default Sale Notice (the “Acceptance Period”) to purchase all, but not less than all, of its pro rata share (based on the number of Membership Interest held by such non-defaulting Member as compared to the total number of Membership Interest held by all non-defaulting Members) of the Membership Interest offered. The price of the Membership Interest offered by the defaulting Member shall be the Fair Value of such Membership Interest less any Damages incurred by the non-defaulting Member that are recoverable pursuant to Section 10.2(b). If such offer to purchase is accepted, and at least two Members remain, such Bankruptcy shall not be a Dissolution Event.
               (d) Each non-defaulting Member shall if it so desires, exercise its rights under Section 10.2(c) by delivering to the defaulting Member written notice of election (the “Acceptance Agreement”) prior to 5:00 p.m., Eastern standard time, on or before the last day of the Acceptance Period. By delivering the Acceptance Agreement, the non-defaulting Member agrees to purchase, and the defaulting Member agrees to sell, that portion of the defaulting Member’s Membership Interest which corresponds to the non-defaulting Member’s pro rata share.

The Acceptance Agreement shall identify the committed source of financing for such purchase or provide evidence that the non-defaulting Member is able to effect the purchase.
               The completion of the sale pursuant to Section 10.2(c) shall occur on a date to be mutually agreed between the defaulting Member and the non-defaulting Member, but in no event later than five Business Days after the latter of (i) the delivery date of the Acceptance Agreement or (ii) the date on which the last of any required regulatory approvals in connection with such transaction is received. All payments of the purchase price for a transaction pursuant to Section 10.2(c) shall be made by wire transfer of immediately available funds to an account or accounts designated by the defaulting Member for such purpose.
               (e) If the Event of Default arises from a Transfer that is not a Permitted Transfer, the transferring Member shall take or cause to be taken all action necessary to reverse such Transfer.
               (f) In addition to the foregoing remedies, each defaulting Member hereby agrees to indemnify, defend and hold harmless each non-defaulting Member, its Affiliates and their respective partners, officers, directors, agents, representatives, employees and trustees (“Indemnified Parties”) from and against all Damages arising out of or related to such Event of Default.
SECTION 11
DISSOLUTION AND WINDING UP
          11.1 Dissolution Events. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”):
               (i) The unanimous vote of the Members to dissolve, wind up, and liquidate the Company; or
               (ii) A judicial dissolution under Section 18-802 of the Act.
The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.
          11.2 Winding Up. Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 11.2 and the Certificate of Formation has been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within ninety days of the occurrence of the Dissolution Event. The Liquidator shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:
               (a) First, to creditors (including Members and Committee Representatives who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made;
               (b) Second, except as provided in this Agreement, to Members and former Members of the Company in satisfaction of liabilities for distribution under the Act;
               (c) The balance, if any, to the Members in accordance with their positive Capital Account balances (after taking into account all adjustments thereto for contributions, distributions and allocations for the year of dissolution and all prior periods) to the extent thereof and then to the Members pro rata in accordance with their Percentage Interests.
Members or Committee Representatives may receive reasonable compensation for any services performed pursuant to this Section 11.
          11.3 Compliance With Certain Requirements of Regulations; Deficit Capital Accounts. In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), and any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Section 11 may be:
               (a) Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 11.2; or
               (b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.
          11.4 Distributions in Kind. Any non-cash asset distributed to one or more Members shall first be valued at its Fair Value to determine Profit and Loss that would have resulted if such asset were sold for such value. Such Profit or Loss shall then be allocated to reflect such allocation.

          11.5 Rights of Members. In the event of any distribution of Property in accordance with Section 11 hereof, no Member shall have any right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or Committee Representative.
          11.6 Notice of Dissolution/Termination.
               (a) In the event a Dissolution Event occurs, the Management Committee shall promptly, but in no event later than seven (7) days thereafter, provide written notice thereof to each of the Members.
               (b) Upon completion of the distribution of the Company’s Property as provided in this Section 11, the Company shall be terminated, and the Liquidator shall cause the filing of the Certificate of Cancellation pursuant to the Act and shall take all such other actions as may be necessary to terminate the Company.
          11.7 Allocations During Period of Liquidation. During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 11.2 (the “Liquidation Period”), the Members shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Section 3.
          11.8 Character of Liquidating Distributions. All payments made in liquidation of the interest of a Member in the Company shall be made in exchange for the interest of such Member in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Member in Company goodwill.
          11.9 The Liquidator.
               (a) Definition. The “Liquidator” shall mean a Person appointed by the unanimous vote of the Members to oversee the liquidation of the Company.
               (b) Fees. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Section 11 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.
               (c) Indemnification. The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by the fraud, intentional misconduct of, or a knowing violation of the laws by the Liquidator which was material to the cause of action.
SECTION 12
MISCELLANEOUS
          12.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed or (ii) when the same is actually received, if sent either by express delivery service or registered or certified mail, postage and charges prepaid and return receipt requested, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by registered or certified mail, postage and charges prepaid, addressed as follows or to such other address as such Person may from time to time specify, by notice to the Members and Committee Representatives:

If to the Company:	Meridian Speedway, LLC 427 West 12th Street Kansas City, Missouri 64105 Facsimile: (816) 983-1227

With a copy to the NS Member and the KCS Member

If to NS Member:	The Alabama Great Southern Railroad Company c/o Norfolk Southern Corporation Three Commercial Place Norfolk, Virginia 23510 Attention: James A. Squires, Esq. Facsimile: (757) 533-4872

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036-6522 Attention: Eric J. Friedman, Esq. Facsimile: (212) 735-2000

If to the KCS Member:	Kansas City Southern 427 West 12th Street Kansas City, Missouri 64105 Attention: Robert B. Terry, Esq. Facsimile: (816) 983-1227

With a copy to:	Sonnenschein Nath & Rosenthal LLP

4520 Main Street, Suite 1100 Kansas City, MO 64111 Attention: John F. Marvin, Esq. Facsimile: (816) 531-7545
          12.2 Certificates.
               (a) Right of the Management Committee to Issue Certificates. If at any time the Management Committee determines that it is in the best interests of the Company to issue certificates attesting to the ownership of Membership Interest in the Company by its Members, the provisions of this Section shall thereafter apply (and prior to such determination by the Management Committee, if any, this Section shall have no force or effect).
               (b) Form of Certificates. Certificates attesting to the ownership of interests in the Company shall be in such form as shall be approved unanimously by the Management Committee and shall state that the Company is a limited liability company formed under the laws of the State of Delaware, the name of the Member to whom such certificate is issued and that the certificates represent limited liability company interests within the meaning of the Act. Each such certificate shall be signed by one Committee Representative appointed by the KCS Member and one Committee Member appointed by the NS Member and shall include the legends referred to in Section 9.7.
               (c) Register. The transfer register or transfer books and blank share certificates shall be kept by the Secretary of the Company or by any transfer agent or registrar designated by the Management Committee for that purpose.
               (d) Issuance. The certificates of the Company shall be numbered and registered in the share register or transfer books of the Company as they are issued.
               (e) Transfer. Subject to all provisions hereof relating to Transfers of Membership Interest, if the Company shall issue certificates in accordance with the provisions of this Section, Transfers of Membership Interests shall be made on the register or transfer books of the Company upon surrender of the certificate therefor, endorsed by the Person named in the certificate or by an attorney lawfully constituted in writing.
               (f) Record Holder. Except to the extent that the Company shall have received written notice of an assignment of a Membership Interest in the Company, the Company shall be entitled to treat the Person in whose name any certificates issued by the Company stand on the books of the Company as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such Membership Interest on the part of any other Person.
               (g) Lost Destroyed or Mutilated Certificates. The holder of any certificates issued by the Company shall promptly notify the Company of any loss, destruction or mutilation of such certificates, and the Management Committee may cause a new certificate or certificates to be issued to such holder, in case of mutilation of the certificate upon the surrender of the mutilated certificate or, in case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction and, if the Management Committee shall so determine, the granting of an indemnity and/or the deposit of a bond in such form and in such sum, and with such surety or sureties, as the Management Committee may direct.
          12.3 Binding Effect. Except as otherwise provided in this Agreement every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees and assigns.
          12.4 Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.
          12.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.
          12.6 Prior Agreements. This Agreement, the JV Transaction Agreements and the Certificate of Formation supersede all prior agreements among the parties hereto, written or oral, with respect to the operation of the Company or the transactions referred to herein and specifically any and all term sheets prepared in respect of such transactions.
          12.7 Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 12.7 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.
          12.8 Incorporation by Reference. Every exhibit and other appendix attached to this Agreement and referred to herein is incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.
          12.9 Variation of Terms. All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, similar or plural, as the identity of the Person or Persons may require.
          12.10 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.
          12.11 Third Party Beneficiaries. Except for Indemnified Persons, this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

          12.12 GOVERNING LAW. THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS AND THE INTERPRETATION OF THE RIGHTS AND DUTIES ARISING HEREUNDER.
          12.13 Submission to Jurisdiction. Subject to Section 12.14 herein, each of the parties hereto hereby (i) consents to submit itself to the exclusive jurisdiction of any Federal or state court located in the State of Delaware (the “Delaware Courts”) in any action to enforce or in aid of the agreement to arbitrate in Section 12.14 herein or for provisional relief to maintain the status quo or prevent irreparable harm pending the appointment of the arbitrators, and to the non-exclusive jurisdiction of the Delaware Courts for enforcement of any award issued hereunder (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) waives any objection based on forum non conveniens or any other objection to venue thereof.
          12.14 Dispute Resolution. Except as provided in Section 10.2, each of the parties hereto stipulates and agrees that any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”) that is not resolved by negotiations between senior officers of the parties within sixty (60) days after receipt by a party of written notice (“Notice”) of such Dispute, will be submitted to mediation in accordance with the Commercial Mediation Procedures of the AAA. If such dispute is not resolved within twenty (20) days after appointment of a mediator, or within sixty (60) days of receipt of Notice (whichever comes sooner), each of the parties hereto agrees that, at the demand of any party, such Dispute will be submitted to mandatory and binding arbitration, in New York, New York by three arbitrators, under the Commercial Arbitration Rules and the Large Complex Case Procedures of the AAA then in effect (the “Rules”), under the following terms and conditions:
               (a) Selection of Arbitrator. A panel of three independent arbitrators shall be appointed by the AAA using the listing, ranking and striking procedure in the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with large commercial cases and an experienced arbitrator.
               (b) Conduct of Arbitration. The arbitration shall be held and the award shall be issued in New York, New York. In addition to Damages, the arbitral tribunal may award any remedy provided for under applicable law and the terms of this Agreement, including, without limitation, specific performance or other forms of injunctive relief. The arbitrators shall apply the law of the State of Delaware to the substance of the Dispute and will have no power or authority, under the rules of the AAA or otherwise, to amend or disregard any provision of this Agreement.
               (c) Replacement of Arbitrator(s). Should any of the arbitrator(s) refuse or be unable to proceed with arbitration proceedings, replacement arbitrator(s) will be selected using the same method of selection as the original arbitrator(s).
               (d) Findings and Conclusions. The arbitrators will, after reaching judgment and award, prepare and distribute to the parties a written award including the findings of fact and conclusions of law relevant to such award and containing an opinion setting forth the reasons for the giving or denial of any award.
               (e) Time is of the Essence. The arbitrators are hereby instructed that time is of the essence in the arbitration proceeding, and that the arbitrators will have the right and authority to issue monetary sanctions against any party if, upon a showing that such party is unreasonably delaying the proceeding.
               (f) Temporary Equitable Relief. By agreeing to arbitration, the parties do not intend to deprive any Delaware Court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a Delaware Court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award Damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.
               (g) Consolidation. The Parties are committed to the prompt and efficient resolution of disputes. Accordingly, if one or more disputes arises under this Agreement and/or any JV Transaction Agreement, such disputes may be brought in a single arbitration. If more than one arbitration is brought with respect to disputes under this Agreement and/or any JV Transaction Agreement, then any Party may request that any arbitration or any new dispute arising under this Agreement or the JV Agreement be consolidated into any prior arbitration. The new dispute or arbitration shall be so consolidated, provided that the arbitral tribunal for the prior (or first filed) arbitration determines that (i) the new dispute or arbitration presents significant issues of law or fact common with those in the pending arbitration; (ii) no Party would be unduly prejudiced and (iii) consolidation under such circumstances would not result in undue delay for the prior arbitration. Any order of consolidation issued by such arbitral tribunal shall be final and binding upon the parties. Unless the parties otherwise agree, the arbitral tribunal appointed first in time shall serve as the arbitral tribunal for the consolidated arbitration. The Parties waive any right they have to appeal or to seek interpretation, revision or annulment of such order of consolidation under the Rules or in any court. The Parties agree that upon such an order of consolidation, they will promptly dismiss any arbitration brought under this Agreement, the subject of which has been consolidated into another arbitral proceeding.
               (h) Discovery. Recognizing the express desire of the parties for an expeditious means of dispute resolution, the arbitrators will allow for limited discovery as may be reasonable under the circumstances.
               (i) Costs and Attorneys’ Fees. Notwithstanding any rule of the AAA to the contrary, the arbitrators rendering judgment under this Section 12.14 will have the power to award the costs of the arbitration, including reasonable attorneys’ fees and expenses to the prevailing party or parties in the arbitration. In any action to enforce this agreement to arbitrate or any arbitral award rendered hereunder, the court may award costs and attorneys’ fees against the party resisting enforcement.

          12.15 Confidentiality. Except as provided by law or by rule, order, or regulation of any court or regulatory agency with jurisdiction over the subject matter of this Agreement, or in connection with an audit by the Internal Revenue Service or other tax authority, or as may be necessary or appropriate for a Member hereto to enforce its rights under this Agreement, during the term of this Agreement (including any extensions thereof), and for a period of three (3) years after termination or expiration of this Agreement, the terms and provisions of this Agreement and all information to which access is provided or which is obtained hereunder will be kept confidential and will not be disclosed by either Member to any person other than members, officers, employees, independent auditors, and attorneys, without the prior written approval of the other Member.
[Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, the parties have executed and entered into this Agreement as of the day first above set forth.

THE ALABAMA GREAT SOUTHERN
RAILROAD COMPANY,
an Alabama corporation

By:	/s/ Kathryn B. McQuade

Name: Kathryn B. McQuade
Title: Vice President

KANSAS CITY SOUTHERN,
a Delaware corporation

By:	/s/ Larry M. Lawrence

Name: Larry M. Lawrence
Title: Senior Vice President and Assistant to the
Chairman